As flied with the Securities and Exchange Commission on _____

File No. 333-1338950

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SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

_____________________________________________________________

FORM SB-2

REGISTRATION STATEMENT

Under the

SECURITIES ACT OF 1933

IMAGE GLOBE SOLUTIONS INC.

(Name of Small Business Issuer in its Charter)

Nevada 88-0335899

State of Incorporation Primary Standard Industrial IRS or Organization Classification Code Number Employer ID No.

IMAGE GLOBE SOLUTIONS INC.

Paul Barry President

Suite 220 2452 Lakeshore Rd. W.

Oakville Toronto Canada L6L 1H7

(905) 825-1200

(Address Including Zip Code and Telephone Number Including Area Code

of Principal Executive Offices Place of Business Agent for Service)

Copies of Communications to:

Nathan W. Drage

NATHAN W. DRAGE P.C.

4766 Holladay Blvd.

Holladay Utah 84117

(801) 273-9300 Fax: (801) 273-9314

Approximate date of commencement of proposed sale to the public:

As soon as possible after this registration statement is effective.

* * *

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434 please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of Amount to be Proposed Maximum Proposed Amount

Securities Registered Offering Price Maximum Of

to be Per Share Aggregate Registration

Registered Offering Fee

Price

_____________________________________________________________________

Common Stock 4301854 $.05 $865228 $30

_____________________________________________________________________

(1) Calculated pursuant to Rule 457(a).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

________________________________________________________________________

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

4301854 SHARES of COMMON STOCK

IMAGE GLOBE SOLUTIONS INC.

This prospectus relates to the offer and sale of up to 4301854 shares of common stock (" the Shares") that may be sold from time to time by persons listed under the caption "Selling Shareholders". All of the Shares which may be offered are being offered by existing shareholders ("Selling Shareholders") of Image Globe Solutions Inc. a Nevada Corporation ("the Company"). The Company is registering shares of its common stock previously issued in private transactions. Consequently the Company will not receive any of the proceeds from the sale of the Shares. The Company will pay all expenses in connection with this offering and the Selling Shareholders will only be responsible for paying any sales or brokerage commissions or discounts with respect to sales of their shares.

The Selling Shareholders may sell shares in the over the counter market or on any stock exchange on which the Company= s common stock may be listed at the time of sale. They may also sell shares in block transactions or private transactions or otherwise through brokers or dealers. These sales will be made either at market prices prevailing at the time of sale or at negotiated prices. Brokers or dealers may act as agents for the Selling Shareholders or may purchase any of the shares as principal. If brokers or dealers purchase shares as principal they may sell such shares at market prices prevailing at the time of sale or at negotiated prices. In lieu of making sales through the use of this prospectus the selling stockholders may also make sales of the shares covered by this prospectus pursuant to Rule 144 or rule 144 A under the Securities Act of 1933.

Quotations for our common stock are reported on the Over The Counter Pink Sheets market under the symbol IGSS. On September_____ 2005 the closing bid price was $.05. For purposes of filing its Registration Statement on form SB-2 the Company has placed an aggregate value on the 4301854 shares of $215093 or $.05 per Share which is the current market price of the Company= s common stock just prior to the date this Registration Statement was filed. Such price may bear no relationship to the results of operations or assets of the Company.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES DIVISION OF ANY STATE NOR HAS THE COMMISSION OR ANY STATE PASSED UPON THE ACCURACY OR ADEQUACY OF THIS MEMORANDUM.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND INVESTORS SHOULD BE PREPARED TO LOSE THEIR ENTIRE INVESTMENT. (SEE A RISK FACTORS@ p. 9)

THE DATE OF THIS PROSPECTUS IS SEPTEMBER ____ 2005.

TABLE OF CONTENTS

Prospectus Summary 1

Risk 4

Forward-Looking Statements6

Use of Proceeds

Dilution 7

Description of Business 7

Managements Discussion and Analysis of Financial Condition

and Plan of Operations 11

Directors and Executive Officers 12

Executive Compensation12

Security Ownership of Certain Beneficial Owners and Management 12

Certain Relationships and Related Transactions15

Legal Proceedings15

Changes in and Disagreements with Accountants of

Accounting and Financial Disclosure 15

Description of Securities 15

Market for Common Shares and Related Stockholder Matters17

Selling Security Holders17

Plan of Distribution 18

Experts and Counsel18

Additional Information18

Index to Financial Statements19

Unless the context otherwise requires references in this prospectus to "Image Globe Solutions Inc." "the Company" refer to "Image Globe Solutions Inc."

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read this entire prospectus carefully including "Risk Factors" and our financial statements and the notes to those financial statements included elsewhere in this prospectus.

The Company

The Company was incorporated on July 30 1998 under the laws of the State of Nevada.

The Company is currently based in Toronto with its ongoing mission to bring business and markets together. Its latest initiative is geared to providing a leasing service to used auto dealers in the Southern Ontario market with a primary focus on the sub-prime credit sector of this market place. The Company will concentrate their leasing activities initially in the smaller communities surrounding Toronto. Future plans call for the expansion of the leasing services throughout Ontario the rest of Canada and possibly into the United States.

The used car market in North America is a $160 billion annual business and is the largest segment of the automobile industry. More used cars enter the market every year than are taken out and this trend continues to grow with the introduction of higher quality vehicles being produced both in North America and overseas.

Cars fall into the sub-prime category by virtue of their age being older than 5 years and by having traveled over 70000 miles. In addition there are many people today who do not have stellar credit ratings and therefore must resort to alternatives to mainstream financing options and make sub-prime financing arrangements. The Company will provide this much needed service in the used car leasing and sub-prime credit markets.

The Company provides a used car leasing program that requires no buy back at the end of the lease. Customers who complete their lease agreement simply take ownership of their respective cars without any additional payments.

Risk Mitigation:

In order to reduce the potential of loss and to ensure strong revenue growth the Company will actively manage for the most common risk factors involved in the leasing of used cars: default under the leases agreement and the client= s inability to obtain minimum insurance coverage.

In general a lease may not continue to maturity for three reasons;

1. The customer exercises an early buy-out option that allows the customer to pay off the lease at a discounted rate and thereafter he acquires full ownership.

2. The vehicle has been repossessed due to non-performance under the lease contract and sent to auction to be sold. Any deficiencies and unfulfilled monetary obligations remaining thereafter are to be pursued against the defaulting customer.

3. The vehicle may have been involved in an accident and is written off. The insurance company then pays the claim directly to the Company.

In order to reduce the loss potential and alleviate some risk factors the company may insist on the installation of an On Time System at the client= s expense and may require in some instances a co signor to the lease. The On Time System is an electronic system that requires a new code to be input by the customer at the beginning of every month to enable the vehicle= s engine to start. This acts as very strong motivation for the client to be prompt and diligent in their payments to get the new access code for their continued vehicle operation.

In some cases it may become necessary to repossess the leased vehicle. In those cases it is possible that new arrangements can be made with the lessee to remedy any defaults and allow return of the vehicle to the lessee. If arrangements cannot be made the vehicle will be sold at auction and if proceeds fall short of required total payments in accordance with the lease the customer is liable for any shortfall.

In cases where a client has not been able to obtain insurance coverage the Company has made arrangements for an introduction for these "special need" insurance customers to a company in the Ontario markets that specializes in hard to insure clients. While expensive this will at least offer most customers the possibility of obtaining the required minimum insurance coverage required in the province.

Further Initiatives

The Company continues to seek new opportunities to bring business and markets together that will enhance the long term viability of the company. In July 2005 the Company entered into a Letter of Intent with Nanonize Cutting Tools Corporation of Hamilton Ontario whereby the Company may acquire a 20% interest in Nanonize Cutting Tools Corporation and provide the marketing for Nanonize Cutting Tools Corporation in North America.

Recent Financials and Future Outlook:

The most recent audited financial statements for the Fiscal Year ending December 31 2004 showed operating expenses of $217746 compared with $41685 for the previous year. This corresponds with increased costs associated with development of the Company= s leasing operations and associated private placement of funds required for operations.

The Company has private placement agreements in place for $600000 with $240000 received in April 2005 and the balance of $360000 due upon the successful filing of a registration statement. The Company is currently negotiating for a $5 million credit facility which would allow it to aggressively launch its sub-prime credit leasing business targeting the financing of 500 vehicles. Coincident with this the Company is exploring securitization options for the lease portfolios that will develop through financial organizations such as large insurance companies credit union organizations and asset based lenders. By utilizing securitization facilities for its portfolios Image Globe Solutions Inc. would be able to continue an aggressive growth rate targeting the financing of 2000 vehicles in the following year.

The Company is in process of organizing it marketing efforts in order to commence sales which will begin by the fall of 2005. This schedule is subject to several challenges including the availability of adequate working capital to fund the Company= s leases compliance with government regulations funding and other items of which there is no assurance that any of those conditions will occur. (See "RISK FACTORS.")

THE OFFERING

Securities Offered This prospectus covers the registration of 4301854 shares of Common Stock owned by existing shareholders which shares constitute in the aggregate approximately 25% of the Common Stock currently issued and outstanding.

Number of Shares

of Common Stock Outstanding 17304568

Risk Factors The shares of common stock involves a high degree of risk. Holders should review carefully and consider the factors described in "Risk Factors."

SELECTED FINANCIAL INFORMATION

The following tables set forth for the periods indicated selected consolidated financial information for Image Globe Solutions Inc.

Statement of Operations Data:

Year ended

2003 2004

Sales 0 0

Net Loss $ 41685 $ 217746

Net Loss per share $ 0.00 $ 0.02

Balance Sheet Data:

2003 2004

Working capital ($17303) ($253817)

Total assets $0 $0

Total liabilities $17303 $253817

Stockholders equity ($17303) ($253817)

RISK FACTORS

THIS OFFERING IS HIGHLY SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK TO THE PUBLIC INVESTORS AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. Our auditors have issued an audit opinion which includes a statement describing out going concern status. Our financial status creates substantial doubt whether we will continue as a going concern.

1. Limited Operating History. The Company was organized on July 30 1998 and its activities to date have been limited. The Company must be considered in its earliest development stages of embarking upon a new venture. Prospective investors should be aware of the difficulties encountered by such new enterprises as the Company faces all the risks inherent in any new business including competition the absence both of an operating history and profitability and the need for additional working capital. The likelihood of the success of the Company must be considered in light of the problems expenses that are frequently encountered in connection with the operation of a new business and the competitive environment in which the Company will be operating.

2. Need for Additional Capital - Continuation of Going Concern Not Assured. As of June 30 2005 the Company had no working capital. The Company needs substantial additional capital in order to fully pursue its business plan. No assurance can be given that the Company will generate any significant revenue or that other financing will be available if required; or if available will be available on terms and conditions satisfactory to management.

3. Operating Losses Negative Cash Flow from Operations. The Company has experienced losses of approximately $(427114) from its operations since inception through December 31 2004. The Company anticipates that it will continue to incur losses and generate negative cash flow over the next twelve (12) months. At this time the Company has limited revenues and there is no assurance that the Company will ever be profitable or achieve positive cash flow from operations.

4. Management. Management has limited experience in the Company's line of business and there are no assurances that management will be able to adequately familiarize itself with the industry the products the competition sales and marketing or other pertinent areas of the Company= s business or be able to attract management personnel with such skill.

5. Significant Competition. The used car leasing industry is highly competitive and is subject to changing customer demands and preferences. The industry is dominated by substantially larger companies that have extensive research and development marketing financial and human resources capable of maintaining a high level of competitiveness. There are several companies with which the Company will compete. Some of these companies are extremely aggressive. In addition there are countless other smaller companies which provide services similar to that offered by the Company.

6. Lack of Market Acceptance. There is no assurance that the Company can effectively penetrate the used car leasing market place.

7. Lack of Cash Dividends. The Company has not paid any cash dividends to date and there are no plans for paying cash dividends on the Common Shares in the foreseeable future. Initial earnings that the Company may realize if any will be retained to finance the growth of the Company. Any future dividends of which there can be no assurance will be directly dependent upon earnings of the Company its financial requirements and other factors.

8. Other Non Public Sales of Securities. As part of the Company's plan to raise additional capital the Company may make a limited number of offers and sales of Common Stock or preferred shares to investors in transactions that are exempt from registration under the Act. Such purchasers may acquire an investment in the Company on terms more favorable than offered hereunder. Other offers and sales of Common Stock or preferred shares may be at prices per share that are higher or lower than the purchase price per share for the Common Stock offered in this Offering or the conversion price of the Common Stock. The Company reserves the right to set prices at its discretion which prices need not relate to any objective criterion of value. There can be no assurance the Company will not make other offers of its securities at a lower price when at the Company's discretion such prices are deemed by the Company to be reasonable under the circumstances.

9. No Assurance of Liquidity. There is currently no public market for the Common Stock or any other securities of the Company and there can be no assurance that a trading market will develop in the future.

10. Preferred Stock Authorized. The Articles of Incorporation of the Company as amended and restated authorize issuance of a maximum of 1000000 Preferred Shares. While there is no plan in the foreseeable future for the Company to issue preferred stock if issued the terms of a new series of preferred stock could operate to the significant disadvantage of holders of outstanding Common Stock. Such terms could include among others preferences as to dividends and distributions on liquidation and conversion privileges which may dilute the interests of the purchasers of the Units. (See "DESCRIPTION OF SECURITIES")

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases forward-looking statements can be identified by terminology for instance the terms "may" "will" "should" "expect" "plan" "anticipate" "believe" "estimate" "predict" "potential" or "continue" the negative of these terms or other comparable terminology. In addition these forward-looking statements include but are not limited to statements regarding the following:

1. Anticipated operating results and sources of future revenue;

2. Growth;

3. Adequacy of our financial resources;

4. Development of new products and markets;

5. Competitive pressures;

6. Commercial acceptance of new products;

7. Changing economic conditions;

8. Expectations regarding competition from other companies; and

9. Our ability to market and distribute our products and services.

Potential investors in our company are cautioned not to place undue reliance on these forward-looking statements which speak only as of their dates. These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties. Actual results will differ and could differ materially from these forward-looking statements. The factors that could cause actual results to differ materially from those in the forward-looking statement include the following: 1) industry conditions and competition 2) the rate of market acceptance of our products 3) our ability to integrate acquired companies 4) operational risks and insurance 5) risks associated with operating in foreign jurisdictions 6) product liabilities which may arise in the future which are not covered by insurance or indemnity 7) the impact of current and future laws and government regulation as well as repeal or modification of same 8) the ability to retain key personnel 9) renegotiation nullification or breach of contracts with distributors suppliers or other parties and 10) the relationship with our suppliers. In light of these risks and uncertainties there can be no assurance that the matters referred to in the forward-looking statements contained in this prospectus will in fact occur.

USE OF PROCEEDS

The Company will not receive any funds obtained by the selling security holders from their reoffer and sale of the common stock covered by this prospectus.

DILUTION

The shares to be sold by the selling stockholders named in this prospectus is common stock that is currently issued and outstanding. Accordingly there will be no dilution to our existing stockholders.

RESALE BY CERTAIN SHAREHOLDERS

The offering will be a registration of 4301854 shares purchased in private placements with the Company.

Determination of Offering Price

Since the Registration is shares already issued and owned by existing stockholders there is no dilution to existing stockholders of the Company. The Company has arbitrarily set the price per share at $.05 but such price has no relationship to the Company's results of operations or assets and may not reflect the true value of such Common Stock.

Blue Sky Laws

This Registration is not being made in any jurisdictions of the United States in which the resale of securities would not be in compliance with the securities or blue sky laws of such jurisdiction.

DESCRIPTION OF BUSINESS

The Company was incorporated on July 30 1998 under the laws of the State of Nevada as Noble Resources Inc. In June 2000 Noble Resources Inc. entered into a Share Exchange Agreement with Image Globe Solutions Inc. a British Columbia Corporation with Noble Resources Inc. being the surviving corporation and then changing its name to Image Globe Solutions Inc. From inception until 2003 the Company sought development in various businesses. In November 2003 a new Board of Directors was appointed and a new business direction was established with a mission statement of "Bringing business and markets together". Currently based in the Greater Toronto Area the Company continues its ongoing mission.

Previous Business:

Initially the Company was incorporated as Noble Resources Inc. organized under the laws of the State of Nevada to develop mining claims and property in the state of Alaska. In June of 2000 Noble Resources Inc entered into a Share Exchange Agreement with Image Globe Solutions Inc. a British Columbia Corporation. The Board of Directors and Management of the Company was changed to reflect its new direction as an Application Service Provider. The name of the Company was changed to Image Globe Solutions Inc.

In November 2003 a new Board of Directors was elected to pursue new opportunities. The Company developed and test marketed a unique product The Original Disposable Pocket Ashtray ("TOPACO"). A test market run of approximately 100000 units of these small paper/foil pouches was made. Approaches to various government agencies and retail outlets were made but met with disappointing reception. Subsequently in 2004 the Company made the decision to stop the promotion of TOPACO and to re-focus its efforts on behalf of its shareholders.

Existing Business of the Company: Sub-Prime Automobile Leasing

Image Globe Solutions Inc. will provide a leasing service to used auto dealers initially in the Southern Ontario market focusing on the sub-prime credit sector of this market place. The Company will concentrate its leasing activities in the smaller communities surrounding Toronto. Future plans call for the expansion of the leasing services throughout Ontario the rest of Canada and possibly into the United States.

The North American used car market is a $160 billion annual business and is the largest segment of the automobile industry. More used cars enter the market every year than are taken out and this trend continues to grow as higher quality vehicles are produced worldwide.

Cars fall into the sub-prime category by virtue of their age being older than 5 years and by having traveled over 70000 miles. In addition there are many people today who do not have stellar credit ratings and therefore must resort to alternatives to mainstream financing options and make sub-prime financing arrangements. The Company will provide this much needed service in the used car leasing and sub-prime credit markets.

The Company will provide a used car leasing program that requires a nominal buy back at the end of the lease. Customers who complete their lease agreement simply take ownership of their respective cars with a nominal additional payment of $1.00.

Risk Mitigation:

In order to reduce the potential of loss and to ensure strong revenue growth the Company will actively manage for the most common risk factors involved in the leasing of used cars: a) Default under the leases agreement and b) The client= s inability to obtain minimum insurance coverage.

In general a lease may not continue to maturity for three reasons;

1. The customer exercises an early buy-out option that allows the customer to pay off the lease at a discounted rate and thereafter he acquires full ownership.

2. The vehicle has been repossessed due to non-performance under the lease contract and sent to auction to be sold. Any deficiencies and unfulfilled monetary obligations remaining thereafter are to be pursued against the defaulting customer.

3. The vehicle may have been involved in an accident and is written off. The insurance company then pays the claim directly to the Company.

In order to reduce the loss potential and alleviate some risk factors the company may insist on the installation of an "On Time System" or some other automated shut down system at the client's expense and may require in some instances a co signor to the lease. The On Time System is an electronic system that requires a new code to be input by the customer at the beginning of every month to enable the vehicle's engine to start. This acts as very strong motivation for the client to be prompt and diligent in their payments to get the new access code for their continued vehicle operation.

In some cases it may become necessary to repossess the leased vehicle. In those cases it is possible that new arrangements can be made with the lessee to remedy any defaults and allow return of the vehicle to the lessee. If arrangements cannot be made the vehicle will be sold at auction and if proceeds fall short of required total payments in accordance with the lease the customer is liable for any shortfall.

In cases where a client has not been able to obtain insurance coverage the Company has made arrangements for an introduction for these "special need" insurance customers to a company in the Ontario markets that specializes in hard to insure clients. While expensive this will at least offer most customers the possibility of obtaining the required minimum insurance coverage required in the province.

The Company is in the process of assembling a complete team consisting of:

a) experience individuals with sales experience in the industry.

b) credit adjudicator who is an expert in analyzing and evaluating credit applications and

c) a general manager who brings considerable experience in all phases of the leasing process.

All promotional efforts will be targeted at the used car dealers rather than the end user. By focusing on the dealers the Company can provide greater sales for any given marketing dollar and avoid tremendously expensive consumer advertising campaigns.

Dealers will be motivated to participate in the Company's lease programs because:

1) the Company's program does not require the customer to put up large down payments 2) the dealer receives the full sales price for the vehicle (there is no "hold back" which is common in the industry) and

3) the dealer will have the opportunity to benefit from lease revenue generated by the Companys planned dealer incentive program.

Lease customers will be attracted to the Company= s lease programs because automobile insurance will be packaged with the lease. In essence the customer gets their auto insurance financed through the lease. The Company has arranged for this facilitation through a strategic alliance with Easyway Insurance Brokers Inc. who has received approval from The Registered Insurance Brokers of Ontario ("RIBO") to allow the Company to offer this facilitation.

Other financial institutions in North America provide sub-prime credit on automobiles. By virtue of the unique aspects of the Company's leasing programs management believes that the Company's product will be more desirable to both the dealer and the customer.

During the next twelve months management believes that the Company can realistically generate approximately five hundred leases with a capital cost of approximately $8000 per lease for a total of $4 million. This would generate annual gross revenue of approximately $2 million which depending on administrative and selling costs actually experienced could result in a favorable return on investment for the Company.

Sources of capital for the automobile acquisitions within the leases will come from;

1) equity financing

2) debt financing from individuals and

3) debt financing from institutions.

New Business Developments

In July 2005 the Company entered into a Letter of Intent with Nanonize Cutting Tools Corporation ("Nanonize") of Hamilton Ontario whereby the Company may acquire a 20% interest in Nanonize and provide the marketing for the application being developed by Nanonize in North America. These applications have the effect of dramatically increasing the useful life of cutting tolls in numerous industries. As well as reducing immediate replacement costs on new cutting tools the more dramatic effect will come from drastically reducing down times that result from more often cutting tool replacements.

This transaction is expected to be finalized by December 31 2005.

Nanonize was formed with the objective of becoming a major participant in the rapidly growing field of nanotechnology targeting the cutting tool industry. The product nano-enhanced cutting tools will provide significant value to manufacturers that it will be orders of magnitude more cost effective than any alternative currently available.

Nanonize has established a strong relationship with numerous distributors throughout the globe. Synergistic partnerships have been formed that will expedite the growth of the company. The short-term goals are to bring the special cutting tools to the market. Long-term to augment the already impressive line of revolutionary nano-based products.

The Company objective is to be recognized as the premiere producer of nano-based cutting tools. Products will be sold through distributors to business throughout the globe. Manufacturers required to meet very close tolerance specifications will purchase the majority of the products. Nanonize expects to more than double its distributor base in the coming year and market share should show robust growth over the next five years.

Upon completion of the intended transaction the Company will promote the products in North America using literature links with relevant web pages and advertising in strategic planning. In addition the web site will be accessible through well-indexed search engines.

Nanonize will produce a nano-based compound that can be used as a coating or smelt into the metal of the cutting tools used most often in the automotive and electronics industries. The production relies on unique compression and sintering processes. The longevity and reliability that will result from the use of this product may well render conventional cutting tools obsolete. Once these products enter the market manufacturers of cutting tools will need to integrate them in order to stay competitive.

Facilities

The Company currently leases approximately 1254 square feet of executive office space located at Suite 220 2452 Lakeshore Rd W. Oakville Ontario.

MANAGEMENTS'S DISCUSSIONS AND ANALYSIS OF FINANCIAL CONDITION

OR PLAN OF OPERATION

The most recent audited financial statements for the Fiscal Year ending December 31 2004 showed operating expenses of $217746 compared with $41685 for the previous year. This corresponds with increased costs associated with development of the Company's leasing operations.

The Company has private placement agreements in place for $600000 with $240000 received in April 2005 and the balance of $360000 due upon the successful filing of a registration statement. The Company is currently negotiating for a credit facility which would allow it to aggressively launch its sub-prime credit leasing business targeting the initial financing of 500 vehicles. Coincident with this the Company is exploring securitization options for the lease portfolios that will develop through financial organizations such as large insurance companies credit union organizations and asset based lenders. By utilizing securitization facilities for its portfolios the Company would be able to continue an aggressive growth rate targeting the financing of 2000 vehicles in the following year.

Directors and Executive Officers and Directors

The following table sets forth the names and ages of the members of the Company's Board of Directors executive officers and the position with the Company held by each:

Name Age Position

Paul Barry 64 President CEO CFO Sec/Tres. Dir.

Peter Hengstman 59 Director

Paul Barry. With a background in the capital equipment leasing industry in all phases of Lease Finance management Mr. Barry brings a wide range of administrative experience to the Company including credit adjudication billing & collection procedures and sales management.

Subsequently as Vice President and Creative Director for a division of one of Canada= s largest advertising and communications agencies he served a client list consisting of major Canadian corporations. Combining his marketing and communications expertise with his financial services background he produced and co-directed the first nationally syndicated television business show in Canada "The National Business Report" which was carried in every major TV market in Canada. Later as president of PF Barry Enterprises he offered marketing and communications consulting services to a wide range of Canadian corporations

Peter Hengstman. As a successful businessman in the Oakville area for over 30 years Peter brings several years experience in financial services with Household Finance Corporation and over 15 years experience in operations & management as owner/operator of a successful local restaurant. He continually offers valuable objective observation and counsel to the management of the Company.

Each director is elected to hold office until the next annual meeting of stockholders and until his successor has been elected and qualified. Officers are elected annually by the Board of Directors and hold office until successors are duly elected and qualified. The following is a brief account of business experience during the past five years of each director and executive officer of the Company.

Executive Compensation

Currently the Company's officers receive no compensation for their services.

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors as determined by the Board of Directors. No amounts have been paid to directors of the Company in such capacity as of the date of this Prospectus. The Board of Directors has agreed to pay each director $500 per board meeting plus out-of-pocket expenses.

Indemnification of Directors Officers and Others

Section 78.751 of Nevada law authorizes a Nevada corporation to indemnify its officers and directors against claims or liabilities arising out of such person's conduct as officers or directors if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company. The Articles of Incorporation provide for indemnification of the directors and officers of the Company. In addition Article VI of the Bylaws of the Company provide for indemnification of the directors officers employees or agents of the Company. In general these provisions provide for indemnification in instances when such persons acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company. Insofar as indemnification for liabilities arising under the Act may be permitted to directors officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

The Company does not presently maintain a policy of Directors Liability Insurance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of June 30 2005 the Company had 17304568 shares of Common Stock outstanding. Additionally the Company has warrants outstanding for 4301854 shares of Common Stock. These warrants are included in the tables below. The Common Stock issuable upon exercise of the Warrants will be entitled to the same voting rights and privileges as the Common Stock presently outstanding. The following three (3) tables describe the holdings of Common Stock Options and Warrants of the Company by each person who at the date of this Prospectus is a holder of record or is known by management of the Company to beneficially own these Stocks Options or Warrants and additionally own beneficially more than 5% of the Common Stock and all security holdings by all directors and officers of the Company individually and as a group.

TABLE I - COMMON STOCK

This table is calculated by taking the number of common shares currently issued to individuals corporations or partnerships as listed below and dividing these individual holdings by the Common Stock outstanding before and after the completion of this Offering.

Name and Amount and Address of Nature

Beneficial Beneficial Before After

Owner Ownership Offering Offering

Paul Barry 1500000 8.7% 8.7%

The Nutmeg Group LLC 3593890 20% 20%

TABLE II - WARRANTS

This table is calculated by assuming all Warrants are converted into common shares then dividing the individual or corporate option holders number of options by the total number of shares then outstanding.

Name and Amount and Address of Nature of Beneficial Ownership  Before After

Owner Ownership Offering Offer

The Nutmeg Group LLC 3593890 16.6% 16.6%

Arthur Barry 353982 1.6% 1.6%

Scott Keevil 353982 1.6% 1.6%

NOTES TO TABLE II. - Warrants

The Warrants (hereinafter "Warrants") are exercisable into such number of shares of Common Stock as is equal to 100% of the dollar amount invested pursuant to this offering divided by the Fixed Price. The Warrants will have piggyback registration rights and will be transferable. If within 180 days of Closing Image does not register the shares of Common Stock into which the Warrants are exercisable then at Holder's option the Warrant exercise may be cashless.

Warrant Term: Unexercised Warrants will expire December 31 2009 ("Warrant Expiration Date").

Warrant Exercise Price: 1/2 of the Warrants will be exercisable into Common Stock at a price equal to one-hundred fifty percent (150%) of the Fixed Price (the "A Warrants"). 1/2 of the Warrants will be exercisable into Common Stock at a price equal to two-hundred percent (200%) of the Fixed Price (the "B Warrants").

Fixed Price: The Fixed Price is defined as the lesser of : (a) $0.07 (b) 75% of the lesser of the average closing bid price for Common Stock on the 5 trading days immediately prior to Closing of the first tranche of the private placement or the closing bid price for Common Stock on the trading day one day prior to the Closing (c) 50% of the lesser of the average closing bid price for Common Stock on the five trading days immediately prior to day the registration statement becomes effective or the closing bid price for Common Stock on the trading day one day prior to the Closing.

Changes in Control

The Company is not aware of any arrangement including the pledge by any person of securities of the Company which may at a subsequent date result in a change in control of the Company.

CERTAIN TRANSACTIONS

The Company entered into registration rights agreements with certain stockholders of the Company. Under such agreements the Company agreed to file an appropriate registration statement with the Commission and applicable state securities agencies to register their shares. The Company agreed to bear all of the direct costs of filing such federal and state registration statements. (See "DESCRIPTION OF SECURITIES.")

LEGAL PROCEEDINGS

None.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

DESCRIPTION OF SECURITIES

Common Stock

The Company is authorized to issue 150000000 shares of Common Stock par value $.001 per share. Immediately prior to this Offering 17304568 shares of Common Stock are issued and outstanding. The holders of Common Stock have one vote per share on all matters (including election of directors) without provision for cumulative voting. Thus holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they so choose. The Common Stock is not redeemable and has no conversion or preemptive rights. There are no sinking fund provisions. The Common Stock currently outstanding and the shares to be issued pursuant to this Offering will be validly issued fully paid and nonassessable. In the event of liquidation of the Company the holders of Common Stock will share equally in any balance of the Company's assets available for distribution to them after satisfaction of creditors and preferred shareholders if any. The Company may pay dividends in cash or in securities or other property when and as declared by the Board of Directors from funds legally available therefore but has paid no cash dividends on its Common Stock to date and does not anticipate paying dividends in the future. The shares issued pursuant to this Offering as well as the shares of Common Stock that were issued to the holders of Bridge Notes will have registration rights with the shares to be registered in the IPO if any. (See "Registration Rights Agreement" attached hereto as Exhibit "A".)

Warrants

The existing Warrants are exercisable into such number of shares of Common Stock as is equal to 100% of the dollar amount invested pursuant to this offering divided by the Fixed Price. The Warrants will have piggyback registration rights and will be transferable. If within 180 days of Closing Image does not register the shares of Common Stock into which the Warrants are exercisable then at Holder= s option the Warrant exercise may be cashless.

Warrant Term: Unexercised Warrants will expire December 31 2009 ("Warrant Expiration Date").

Warrant Exercise Price: 1/2 of the Warrants will be exercisable into Common Stock at a price equal to one-hundred fifty percent (150%) of the Fixed Price (the "A Warrants"). 1/2 of the Warrants will be exercisable into Common Stock at a price equal to two-hundred percent (200%) of the Fixed Price (the "B Warrants").

Options

The Company has allocated 1.5 million shares as part of its employee stock option plan. No shares have been issued pursuant to the plan.

Dividends

The payment of dividends by the Company if any in the future rests within the discretion of its Board of Directors and will depend among other things upon the Company's earnings its capital requirements and its financial condition as well as other relevant factors. The Company does not anticipate paying any cash or stock dividends in the foreseeable future. (See "Risk Factors").

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

As of August 31 2005 there were 82 holders of record of our common stock. Our common stock has traded on the OTC Pink Sheets under the symbol IGSS. Prior to this date the Company's common stock has traded sporadically. From June 30 2002 to June 30 2004 the Company's low and high bid price was $0.05 and $0.60 respectively.

The following table sets forth the high and low bid quotations as provided by Pink Sheets for the Company's common stock during the period June 30 2004 to September___ 2005. The amounts reflect inter-dealer prices without retail mark-up markdown or commission and may not represent actual transactions.

Quarter/Period Low High

June 30 - September 30 2004 $0.036 $0.10

October 1 - December 31 2004 $0.04 $0.15

January 1 - March 30 2005 $0.0635 $0.09

April 1 - June 30 2005 $0.04 $0.10

July 1 - August 31 2005 $0.055 $0.06

SELLING SECURITY HOLDERS

The following table details the name of each selling security holder the number of shares owned by the selling security holder and the number of shares that may be offered for resale under this prospectus. Because each selling security holder may offer all some or none of the shares it acquires on exercise of its warrants and because there are currently no agreements arrangements or understandings with respect to the sale of any of the shares no definitive estimate as to the number of shares that will be held by each selling security holder afer the offering can be provided. The following table has been prepared assuming that all shares offered under this prospectus will be sold to parties unaffiliated with the selling security holders. Except as indicated none of the selling security holders has had a significant relationship with us within the past three years other than as a result of the ownership of our shares or other securities. Unless otherwise indicated the selling security holders have sole voting and investment power over their respective shares. The term A selling shareholder@ includes the stockholders listed below and their transferees assignees pledgees donees or other successors. Each selling stockholder reserves the right to accept or reject in whole or in party any proposed sales of shares. Each selling stockholder also may offer and sell less than the number of shares indicated. No selling stockholder is making any representation that any shares covered by this prospectus will or will not be offered for sale.

The Selling Shareholders acquired their shares in various private placements that we have conducted over the course of the past two years. One of the Company's affiliates The Nutmeg Group LLC identified below is a selling shareholder.

PLAN OF DISTRIBUTION

EXPERTS AND COUNSEL

The audited financial statements of the Company are included herein in reliance on the report of SF Partnership LLP given on the authority of such firm as experts in auditing and accounting.

Nathan W. Drage P.C. Salt Lake City Utah will pass on the validity of the Company's common stock being offered by this prospectus.

Transfer Agent

The Company has appointed Computer Share Trust Company of Golden Colorado as transfer agent for the Company's Shares.

ADDITIONAL INFORMATION

This Company has filed with the Securities and Exchange Commission Washington D. C. 20549 a Registration Statement on Form SB-2 with respect to the securities being offered hereby. This Prospectus does not contain all information set forth in the Registration Statement as permitted by the rules and regulations of the Commission. The registration Statement including exhibits thereto may be inspected without charge by anyone at the Office of the Commission and copies of all or any part of it may be obtained from the Commission's principal office in Washington D.C. upon payment of the Commission's charge for copying. For further information with respect to the Company and the securities being offered hereby reference is made to the Registration Statement and the exhibits filed as a part hereof.

IMAGE GLOBE SOLUTIONS INC.

(A DEVELOPMENT STAGE COMPANY)

FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31 2004

CONTENTS

Report of Independent Registered Public Accounting Firm 1

Balance Sheet 2

Statement of Stockholders' Deficit 3

Statement of Loss 4

Statement of Cash Flows and Comprehensive Loss 5

Notes to Financial Statements 6 - 13

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of

Image Globe Solutions Inc.

We have audited the accompanying balance sheet of Image Globe Solutions Inc. as at December 31 2004 and 2003 and the statements of stockholders' deficit loss and comprehensive loss and cash flows for the years then ended. The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining on a test basis evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion these financial statements present fairly in all material respects the financial position of the Company as at December 31 2004 and 2003 and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements the Company has incurred losses and negative working capital from operations which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Toronto Canada CHARTERED ACCOUNTANTS

June 30 2005

IMAGE GLOBE SOLUTIONS INC.

(A DEVELOPMENT STAGE COMPANY)

Notes to Financial Statements

December 31 2004

2004 2003

ASSETS

Total Assets $ - $ -

LIABILITIES

Current

Bank indebtedness $ 184 $ -

Accounts payable and accrued charges 218074 17303

Advances from shareholders 35559 -

Total Current Liabilities 253817 17303

STOCKHOLDERS' DEFICIENCY

Capital Stock (note 3) 190143 190143

Accumulated Comprehensive Loss (16846) 1922

Accumulated Deficit (427114) (209368)

(253817) (17303)

Total Liabilities and Stockholders' Deficit $ - $ -

IMAGE GLOBE SOLUTIONS INC.

(A DEVELOPMENT STAGE COMPANY)

Statements of Stockholders' Deficit

Years Ended December 31

Accumulated
Other Total
Number of Capital Comprehensive Accumulated Stockholders'
Shares Stock Loss Deficit Deficit

Balance January 1 2000 5000000 $ 47199 $ - $ (41304) $ 5895

Stock issued to effect the acquisition of subsidiary 8580789 8581 - - 8581

Net loss - - - (265821) (265821)

Balance December 31 2000 13580789 $ 55780 $ - $ (305125) $ (251345)

Reverse stock split 1 for 20 (12901745) - - - -

Stock issued pursuant to a stock purchase agreement 10501670 114754 - - 114754

Finders's fee paid - (9200) - - (9200)

Net loss - - - (178357) (178357)

Balance December 31 2001 11180714 $ 161334 $ - $ (483482) $ (324148)

Foreign exchange on translation - - 6349 - 6349

Net loss - - - 315799 315799

Balance December 31 2002 11180714 $ 161334 $ 6349 $ (167683) $ -

Stock issued pursuant to a stock purchase agreement 1500000 28809 - - 28809

Foreign exchange on translation - - (4427) - (4427)

Net loss - - - (41685) (41685)

Balance December 31 2003 12680714 $ 190143 $ 1922 $ (209368) $ (17303)

Foreign exchange on translation - - (18768) - (18768)

Net loss - - - (217746) (217746)

Balance December 31 2004 12680714 $ 190143 $ (16846) $ (427114) $ (253817)

IMAGE GLOBE SOLUTIONS INC.

(A DEVELOPMENT STAGE COMPANY)

Statement of Loss and Comprehensive Loss

Year Ended December 31 2004

July 1998

(Inception) to

December 31

2004 2004 2003

Revenue

$ - $ - $ -

Expenses

Consulting fees 227950 165140 41685

Professional fees 57012 22265 -

General and administration 89143 30341 -

Realized foreign exchange gains (9921) - -

Loss Before the Under noted items (364184) (217746) (41685)

Gain on legal subsidiary assumption of liabilities (20928) -

Write-off of mineral property 9800 - -

Equity in loss of legal subsidiary 394077 - -

Gain on disposal of legal subsidiary (320019) - -

Net Loss Before Income Taxes (427114) (217746) (41685)

Provision for Income taxes 0 0 0

Net Loss (427114) (217746) (41685)

Foreign Currency Translation Adjustment (16846) (18768) (4427)

Comprehensive Loss (443960) (236514) (46112)

Net Loss Per Share:

Loss per share Basic-Diluted $ (0.02) $ 0.00

Weighted average number of common shares

Basic-Diluted 12680714 11558796

IMAGE GLOBE SOLUTIONS INC.

(A DEVELOPMENT STAGE COMPANY)

Statement Cash Flows

Year Ended December 31 2004

July

1998

(Inception) to

December 31 2004 2003

Cash Flows from Operating Activities

Net loss $ (427114) $ (217746) $ (41685)

Amortization 354 - -

Write-off of mineral property 9800 - -

Gain on subsidiary assumption of liabilities (20928) - -

Equity in loss of legal subsidiary 394077 - -

Gain on disposal of legal subsidiary (317825) - -

(361636) (217746) (41685)

Changes in non-cash working capital

Accounts payable and accrued charges 218074 200771 17303

Foreign currency translation adjustment (16846) (18768) (4427)

(160408) (35743) (28809)

Cash Flows from Investing Activities

Advances from legal subsidiary (65478) - -

Cash Flows from Financing Activities

Bank indebtedness 184 184 -

Advances - shareholders 35559 35559 -

Issuance of share capital 190143 - 28809

225886 35743 28809

Cash - beginning of year - - -

Cash - end of year $ - $ - $ -

Supplemental Information

Cash paid for interest $ - $ - $ -

Cash paid for income taxes $ - $ - $ -

1. Nature of Operations

Image Globe Solutions Inc. (the "Company") formerly known as Noble Resources Inc. was incorporated in July 1998 in the state of Nevada. Since its inception the Company was in the development stage as an application service provider. Effective February 25 2002 the Company had no active operations.

In March 2004 an extra-provincial license to operate in the province of Ontario was obtained by the Company. The Company is in the development stage and plans to offer sub-prime automobile leasing products for the more than 8000 used automobile dealers in Southern Ontario.

2. Summary of Significant Accounting Policies

The accounting policies of the Company are in accordance with accounting principles generally accepted in the United States of America and their basis of application is consistent. Outlined below are those policies considered particularly significant:

a) Going Concern

The Company's financial statements are presented on a going concern basis which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has experienced recurring losses and has negative working capital and cash flows from operations that raise substantial doubt as to its ability to continue as a going concern. For the years ended December 31 2004 and 2003 the Company experienced net losses of $217746 and $41685 respectively.

The Company's ability to continue as a going concern is also contingent upon its ability to secure additional financing initiating sale of its services and attaining profitable operations.

Management is pursuing various sources of equity financing in addition to pursuing avenues for funding of its planned capital lease requirements. Although the Company has secured a commitment from investors for additional financing of $360000 through private placement agreements entered into in April 2005 (Note 6) there can be no assurance that the Company will be able to secure additional ongoing financing when needed or obtain such terms satisfactory to the Company if at all.

The financial statements do not include any adjustments that reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

2. Summary of Significant Accounting Policies (cont'd)

b) Cash and Cash Equivalents

Cash and highly liquid investments with an initial maturing period of 90 days or less are considered cash equivalents and recorded at cost.

c) Use of Estimates

Preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and related notes to financial statements. These estimates are based on management's best knowledge of current events and actions the Company may undertake in the future. Actual results may ultimately differ from these estimates although management does not believe such changes will materially affect the financial statements in any individual year.

d) Financial Instruments

The Company's financial instruments consist of accounts payable and amounts advanced from shareholders. Unless otherwise noted it is management's opinion that the Company is not exposed to significant interest currency or credit risks arising from these financial instruments. The carrying amounts of the financial instruments reported on the balance sheet approximate their fair values due to the short term nature of the instruments.

e) Comprehensive Income

The Company adopted Statement of Accounting Standards ("SFAS") No. 130 "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive loss is presented in the statements of stockholders' deficit and consists of net earnings (losses) and unrealised gains (losses) on available for sale marketable securities; foreign currency translation adjustments and changes in market value of future contracts that qualify as a hedge; and negative equity adjustments recognized in accordance with SFAS No. 87. SFAS No. 130 requires only additional disclosures in the financial statements and does not affect the Company's financial position or results of operations.

2. Summary of Significant Accounting Policies (cont'd)

f) Income Tax

The Company accounts for income taxes pursuant to SFAS No. 109 "Accounting for Income Taxes". Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when in the opinion of management it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

g) Loss Per Share

Basic loss per share which does not include any dilutive securities is computed by dividing the loss available to common stockholders by the weighted average number of common shares outstanding during the period as required by SFAS No. 128 "Earnings per Share". In contrast diluted loss per share considers the potential dilution that could occur from other financial instruments that would increase the total number of outstanding shares of common stock. There were no dilutive financial instruments for the period ended December 31 2004 and 2003.

h) Stock Based Compensation

The Company has a stock option plan for employees directors and consultants that is accounted for using the fair market value based method. The stock option plan and related disclosure is further described in the note 4.

The Company enters into transactions in which goods or services are the consideration received for the issuance of equity instruments. The value of these transactions are measured and accounted for based on the fair value of the equity instrument issued or the value of the goods or services received whichever is more reliably measurable. The services are expensed in the periods that the services are rendered.

2. Summary of Significant Accounting Policies (cont'd)

i) Recent Accounting Pronouncements

In January 2003 the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46 "Consolidation of Variable Interest Entities an interpretation of ARB No. 51" ("FIN 46"). The FASB issued a revised FIN 46 in December 2003 which modifies and clarifies various aspects of the original interpretations. A Variable Interest Entity ("VIE") is created when (i) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties or (ii) equity holders either (a) lack direct or indirect ability to make decisions about the entity (b) are not obligated to absorb expected losses of the entity or (c) do not have the right to receive expected residual returns of the entity if they occur. If an entity is deemed to be a VIE pursuant to FIN 46 an enterprise that absorbs a majority of the expected losses of the VIE is considered the primary beneficiary and must consolidate the VIE. For VIEs created before January 31 2003 FIN 46 was deferred to the end of the first interim or annual period ending after March 15 2004. The adoption of FIN 46 did not have a material impact on the financial position or results of operations of the Company.

In December 2003 the SEC issued Staff Accounting Bulletin No. 104 ("SAB 104") "Revenue Recognition" which supersedes SAB 101 "Revenue Recognition in Financial Statements." SAB 104's primary purpose is to rescind the accounting guidance contained in SAB 101 related to multiple element revenue arrangements superseded as a result of the issuance of EITF 00-21. The Company adopted the provisions of this statement and it did not have a material impact on the financial position or results of operations of the Company.

In December 2004 the FASB issued SFAS No. 153 "Exchanges of Non-monetary Assets - an amendment of APB Opinion No. 29" (Statement 153). This Statement amends Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The adoption of FAS 153 will not have a material impact on the Company's financial statements.

2. Summary of Significant Accounting Policies (cont'd)

i) Recent Accounting Pronouncements (cont'd)

In December 2004 the FASB issued a revision to SFAS No. 123 "Share-Based Payment" (Statement 123R). This Statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which the employee is required to provide service in exchange for the award requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service. Employee share purchase plans will not result in recognition of compensation cost if certain conditions are met; those conditions are much the same as the related conditions in Statement 123. This Statement is effective for public entities that do not file as a small business issuers as of the beginning of the first interim or annual reporting period that begins after June 15 2005. This Statement applies to all awards granted after the required effective date and to awards modified repurchased or cancelled after that date. The cumulative effect of initially applying this Statement if any is recognized as of the required effective date and is not expected to have a material impact on the Company's financial statements.

3. Capital Stock

Authorized

150000000 common shares par value $0.001

1000000 preferred shares par value $0.01

2004 2003

Issued and outstanding

12680714 common shares (2003 -12680714) $ 190143 $ 190413

The following transactions occurred during fiscal years 2000 2001 2002 2003 and 2004:

a) In June 2000 the Company issued 8580789 shares in exchange for all of the issued and outstanding shares of IGSI a private company.

b) In March 2001 the Company announced a reverse stock split of 1 for 20 which reduced the number of shares outstanding by 12901745.

c) In March 2001 the Company issued 10125000 shares pursuant to a stock purchase agreement.

d) In April 2001 the Company issued 266670 shares pursuant to a stock purchase agreement.

e) In August 2001 the Company issued 110000 shares pursuant to a stock purchase agreement.

f) In October 2003 the Company issued 15000000 shares to the President of the Company pursuant to a stock purchase agreement.

4. Stock Based Compensation

A stock option plan was established for the benefit of its officers employees members of the Board of Directors and consultants of the Company. The plan was approved on January 2 2004 and is accounted for using the Black-Scholes option pricing model in accordance with SFAS No.123. There were no options issued or outstanding as at December 31 2004.

5. Related Party Transactions

During the year the Company incurred professional fees for management services in the amount of $64540 (2003- $15989) performed by the President of the Company and expenses of $17211 (2003- nil) were incurred for bookkeeping and administrative services performed by the Secretary of Treasury. Accounts payable and accrued liabilities at December 31 2004 include $107021 (2003- $17303) payable to the respective related parties. In addition a shareholder paid expenses of $35559 (2003- nil) on behalf of the Company which is included in advances from shareholder at December 31 2004.

6. Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109 "Accounting for Income Taxes". SFAS No. 109 prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates. The effects of future changes in tax laws or rates are not anticipated.

Under SFAS No. 109 income taxes are recognized for the following: a) amount of tax payable for the current year and b) deferred tax liabilities and assets for future tax consequences of events that have been recognized differently in the financial statements than for tax purposes.

6. Income Taxes (cont'd)

The provision for income taxes has been computed as follows:

December 31 December 31

2004 2003

Expected income tax recovery at the statutory rate of 15% $ (32662) $ (6253)

Tax effect of expenses that are not deductible for income tax purposes (net of other amounts deductible for tax purposes) - -

Tax effect of differences in the timing of deductibility of items for income tax purposes: - -

(32662) (6253)

Valuation allowance 32662 6253

Provision for income taxes $ - $ -

The components of deferred income taxes are as follows:

December 31 December 31

2004 2003

Deferred income tax assets:

Net operating loss carryforwards $ 360114 $ 142368

Valuation allowance (360114) (142368)

Deferred income taxes $ - $ -

The Company has tax losses available to be applied against future years income. Due to the losses incurred in the current year and expected future operating results management determined that it is more likely than not that the deferred tax asset resulting from the tax losses available for carryforward will not be realized through the reduction of future income tax payments. Accordingly a 100% valuation allowance has been recorded for deferred income tax assets.

7. Subsequent Events

a) On April 14 2005 the Company entered into a lease agreement with Wilmslow Properties Corp. for the lease of the office space in Oakville Ontario. The agreement includes monthly payments of $2237 for a period of 2 years with an option to renew for a further 2 years.

b) In April 2005 the Company entered into private placement agreements with investors for an investment of $600000. The first tranche of $240000 was received on April 14 2005 for 4301854 restricted shares with the balance due upon the Company's successful filing for registration statement with the Securities Exchange Commission.

The private placement calls for common shares of the Company to be issued according to the following formula:

The number of shares issuable to investors will equal the amount paid by investors divided by the lesser of: (a)$0.07 (b) 75% of the lesser of the average closing bid price for common stock on the 5 trading days immediately prior to the closing of the first tranche or the closing bid price for common stock on the trading day one day prior to the closing (c) 50% of the lesser of the average closing bid price for common stock on the five trading days immediately prior to the day the registration statement becomes effective or of the closing bid price for common stock on the trading day one day prior to the closing (the lesser of: (a) (b) or (c) hereinafter referred to as the "Fixed Price").

Additionally warrants to purchase common stock in the Company have been and will be issued at each closing as follows:

Investors will be issued warrants exercisable into such number of shares of common stock as is equal to 100% of the dollar amount invested pursuant to this offering divided by the Fixed Price. The Warrants will have piggyback registration right and will be transferable. If within 180 days of closing the Company does not register the shares of common stock which are exercisable into warrants at the Investor's option the warrants may be exercised at no cash consideration.

One half of the Warrants will be exercisable into common stock at a price equal to one-hundred fifty percent (150%) of the Fixed Price (the "A Warrants"). One half of the warrants will be exercisable into common stock at a price equal to two-hundred percent (200%) of the Fixed Price (the "B Warrants"). Unexercised Warrants will expire December 31 2009.

c) During February 2005 the Company issue 322000 of the common stock to third parties as compensation for consulting services rendered subsequent to year end. The value of the consulting services totaled approximately $7500.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Nevada General Corporation Law Section 78.751 provides that the Company may indemnify any officer or director who was made a party to a suit because of his position including derivative suits if he was acting in good faith and in a manner he reasonably believed was in the best interest of the Company except in certain circumstances for negligence or misconduct in the performance of his duty to the Company. If the director or officer is successful in his suit he is entitled to indemnification for expenses including attorney's fees. Article Ten of the Company's Certificate of Incorporation provides for indemnification of the Company's officers and directors to the fullest extent permitted by law. Indemnification agreements have been entered into with all officers and directors of the Company.

Item 25. Other Expenses of Issuance and Distribution

The following is an itemized statement of the estimated amounts of all expenses in connection with the registration and resale of the securities which are the subject of this Registration Statement.

Securities and Exchange Commission

Registration Fee $30.00

Printing $100.00

Legal Fees and Expenses $20000.00

Accounting and Audit Fees $11500.00

TOTAL $31630.00

The Company will bear all costs expenses and fees in connection with the registration of the Shares. The Selling Shareholders will bear all commissions discounts if any attributable to the sales of the Shares.

Item 26. Recent Sales of Unregistered Securities

The following is information as to all securities we have sold within the past three years that were not registered under the Securities Act of 1933 as amended:

In November 2003 the Company issued 1500000 restricted common shares to Paul Barry for consulting services.

In February 2005 the Company issued 77000 restricted shares to a third party for compensation for consulting services.

In February 2005 the Company issued 245000 restricted shares to a third party for compensation for consulting services.

All securities described in the foregoing were sold without registration in reliance upon the exemptions provided under the provisions of the Sections 3(b) and 4(2) of the Securities Act of 1933 as amended including Regulation D promulgated thereunder. In each case the investor was sophisticated and had a previous business or personal relationship with one or more of the directors of the Company.

Item 27. Exhibits

The following is a list of exhibits filed as part of the Registration Statement:

2.1 Articles of Incorporation and amendments

2.2 By-Laws (as currently in effect)

23.1 Consent of Independent Public Accountant

23.2 Consent of Nathan W. Drage P.C.

23.3 Power of Attorney (included in signature page)

Item 28 Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors Officers or persons controlling the Company pursuant to the foregoing provisions or otherwise the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director officer or controlling person of the Company in the successful defense of any action lawsuit or proceeding) is asserted by such director officer or controlling person in connection with the securities being registered the Company will unless in the opinion of its counsel the matter has been settled by controlling precedent submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933 the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of _____ Province of Ontario Canada on ____ 2005.

Image Globe Systems Inc.

By: /S/ Paul Barry___________________

Paul Barry CEO CFO Pres.

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that the undersigned officers and directors of Trinity Learning Corporation a Utah corporation do hereby constitute and appoint Douglas Cole and Edward P. Mooney and each of them their lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents and any one of them determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement to any and all amendments both pre-effective and post-effective and supplements to this Registration Statement and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof and each of the undersigned hereby ratifies and confirms all that said attorneys and agents or any one of them shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF each of the undersigned has executed this Power of Attorney as of the date indicated. Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature Title Date

/s/ Paul Barry Chief Executive Officer ______________ 2005

Chief Financial Officer President

/s/Peter Hengstman. Director ___ 2005

In accordance with the requirements of the Securities Act of 1933 this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature Title Date

Paul Barry CEO CFO Pres. Director. _ __ 2005

Peter Hengstman. Director ___ 2005

CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of

Image Globe Solutions Inc.

We hereby consent to the incorporation by reference in this Registration Statement Form SB-2 of Image Globe Solutions Inc. of our report dated June 30 2005 relating to the financial statements of Image Globe Solutions Inc. for the year ended December 31 2004 and 2003.

"SF Partnership LLP"

Chartered Accountants

Toronto Canada

September 14 2005

IMAGE GLOBE SOLUTIONS INC.

BY-LAWS

TABLE OF CONTENTS

Article 1

Offices

Section 1.1 Principal Office 1

Section 1.2 Other Offices 1

Article 2

Shareholders

Section 2.1 Annual Meeting 1

Section 2.2 Special Meetings 1

Section 2.3 Notice of Meetings 1

Section 2.4 Quorum 2

Section 2.5 Organization 2

Section 2.6 Conduct of Business 2

Section 2.7 Proxies and Voting 2

Section 2.8 Shareholder Action By Written Consent 2

Section 2.9 Stock List 2

Section 2.10 Meetings by Telecommunication  2

Article 3

Board of Directors

Section 3.1 Number and Term of Office 3

Section 3.2 Vacancies 3

Section 3.3 Regular Meetings 3

Section 3.4 Special Meetings 3

Section 3.5 Quorum 3

Section 3.6 Participation in Meetings by Conference Telephone. 3

Section 3.7 Conduct of Business 3

Section 3.8 Powers 3

Section 3.9 Compensation of Directors 3

Section 3.10 Interested Directors 3

Section 3.11 Loans 3

Article 4

Committees

Section 4.1 Committees of the Board of Directors 4

Section 4.2 Conduct of Business 4

Article 5

Officers

Section 5.1 Generally 5

Section 5.2 President 5

Section 5.3 Vice-president 5

Section 5.4 Treasurer 5

Section 5.5 Secretary 5

Section 5.6 General Manager 5

Section 5.7 Delegation of Authority 5

Section 5.8 Removal 5

Section 5.9 Action with Respect to Securities of Other Corporation 5

Article 6

Indemnification of Officers Directors and Others

Section 6.1 Generally 6

Section 6.2 Expenses 6

Section 6.3 Determination by Board of Directors 6

Section 6.4 Non-exclusive Right 6

Section 6.5 Insurance 6

Section 6.6 Violation of Law 6

Section 6.7 Coverage 6

Article 7

Stock

Section 7.1 Certificates of Stock 7

Section 7.2 Transfers of Stock 7

Section 7.3 Record Date 7

Section 7.4 Lost Stolen or Destroyed Certificates 7

Section 7.5 Regulations 7

Article 8

  Notices

  Section 8.1 Notices 8

  Section 8.2 Waivers 8

  Article 9

  Miscellaneous

  Section 9.1 Facsimile Signatures 9

  Section 9.2 Corporate Seal 9

  Section 9.3 Reliance upon Books Reports and Records 9

  Section 9.4 Fiscal Year 9

  Section 9.5 Time Periods 9

  Article 10

  Amendments

  Section 10.1 Amendments 10

  ARTICLE ONE-OFFICES

  Section 1.1 Principal Office

  The principal executive office of the corporation shall be such location as deemed necessary from time to time by the Board of Directors.

  Section 1.2 Other Offices

  The corporation may also have such other offices either within or without the State of Nevada as the Board of Directors may from time to time determine or the business of the corporation may require.

  ARTICLE II--SHAREHOLDERS

  Section 2.1 Annual Meeting

  An annual meeting of the shareholders for the selection of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at the principal office of the corporation on the second Monday of January or if such date shall fall on a holiday the next business day thereafter. The Board of Directors may change the date or elect to have no annual meeting for a particular year. If the election of directors is not held on the day designated for any annual meeting of the shareholders or at any adjournment of the meeting the Board of Directors shall call for the election to be held at a special meeting of the Shareholders as soon thereafter as possible.

  Section 2.2 Special Meetings

  Special meetings of the shareholders for any purpose or purposes prescribed in the notice of the meeting may be called by the Board of Directors the president the chief executive officer or the holders of not less than one-tenth of all the shares entitled to vote at the meeting and shall be held at such place on such date and at such time as they or he shall fix.

  Section 2.3 Notice of Meetings

  Written notice of the place date and time of all meetings of the shareholders shall be given not less than ten nor more than fifty days before the date on which the meeting is to be held to each stockholder entitled to vote at such meeting except as otherwise provided herein or required by law (meaning here and hereinafter as required from time to time by the corporation statutues of the State of Nevada as contained in Chapter 78 of Nevada Revised Statutes or the Articles of Incorporation).

  When a meeting is adjourned to another place date or time written notice need not be given of the adjourned meeting if the place date and time thereof are announced at the meeting at which the adjournment is taken; provided however that if the date of any adjourned meeting is more than thirty days after the date for which the meeting was originally noticed or if a new record date is fixed for the adjourned meeting written notice of the place date and time of the adjourned meeting shall be given in conformity herewith. At any adjourned meeting any business may be transacted which might have been transacted at the original meeting.

  Section 2.4 Quorum

  At any meeting of the shareholders the holders of a majority of all of the shares of the stock entitled to vote at the meeting present in person or by proxy shall constitute a quorum for all purposes unless or except to the extent that the presence of a larger number may be required by law.

  If a quorum shall fail to attend any meeting the chairman of the meeting or the holders of a majority of the shares of the stock entitled to vote who are present in person or by proxy may adjourn the meeting to another place date or time.

  If a notice of any adjourned special meeting of shareholders is sent to all shareholders entitled to vote thereat stating that it will be held with those present constituting a quorum then except as otherwise required by law those present at such adjourned meeting shall constitute a quorum and all matters shall be determined by a majority of the votes cast at such meeting.

  Section 2.5 Organization

  Such person as the Board of Directors may have designated or in the absence of such a person the highest ranking officer of the corporation who is present shall call to order any meeting of the shareholders and act as chairman of the meeting. In the absence of the Secretary of the corporation the secretary of the meeting shall be the person the chairman appoints.

  Section 2.6 Conduct of Business

  The chairman of any meeting of shareholders shall determine the order of business and the procedure at the meeting including such regulation of the manner of voting and the conduct of discussion as seem to him in order.

  Section 2.7 Proxies and Voting

  At any meeting of the shareholders every shareholder entitled to vote may vote in person or by proxy authorized by an instrument in writing filed in accordance with the procedure established for the meeting.

  Each shareholder shall have one vote for every share of stock entitled to vote which is registered in his name on the record date for the meeting except as otherwise provided herein or required by law.

  All voting except on the election of directors and where otherwise required by law may be by a voice vote; provided however that upon demand therefor by a shareholder entitled to vote or his proxy a stock vote shall be taken. Every stock vote shall be taken by ballots each of which shall state the name of the shareholder or proxy voting and such other information as may be required under the procedure established for the meeting. Every vote taken by ballots shall be counted by an inspector or inspectors appointed by the chairman of the meeting.

  If a quorum is present the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders unless the vote of a greater number or voting by class is required by law the Articles of Incorporation or these By-laws.

  Section 2.8 Shareholder Action By Written Consent

  Any action which may be taken at a meeting of the Shareholders may be taken by written consent without a meeting if such action is taken in conformance with the Nevada Corporations Code.

  Section 2.9 Stock List

  A complete list of shareholders entitled to vote at any meeting of shareholders arranged in alphabetical order for each class of stock and showing the address of each such shareholder and the number of shares registered in his name shall be open to the examination of any such shareholder for any purpose germane to the meeting during ordinary business hours for a period of at least ten (10) days prior to the meeting either at a place within the city where the meeting is to be held which place shall be specified in the notice of the meeting or if not so specified at the place where the meeting is to be held.

  The Stock list shall also be kept at the place of the meeting during the whole time thereof and shall be open to the examination of any such shareholder who is present. This list shall presumptively determine the identity of the shareholders entitled to vote at the meeting and the number of shares held by each of them.

  Section 2.10 Meetings by Telecommunication

  Any meeting of the shareholders may be conducted through the use of any means of communication which allows persons participating in the meeting to hear one another.

  ARTICLE III--BOARD OF DIRECTORS

  Section 3.1 Number and Term of Office

  The Board of Directors shall consist of a minimum of one director. Each director shall be selected for a term of one year and until his successor is elected and qualified except as otherwise provided herein or required by law.

  Whenever the authorized number of directors is increased between annual meetings of the shareholders a majority of the directors then in office shall have the power to elect such new directors for the balance of a term and until their successors are elected and qualified. Any decrease in the authorized number of directors shall not become effective until the expiration of the term of the directors then in office unless at the time of such decrease there shall be vacancies on the board which are being eliminated by the decrease.

  Section 3.2 Vacancies

  Vacancies in the board of directors may be filled by a majority vote of the remaining directors though less than a quorum by a sole remaining director or by the shareholders. Each director so elected shall hold office until a successor is elected at an annual or a special meeting of the shareholders.

  A vacancy in the board of directors shall be deemed to exist in case of the death resignation or removal of any director; if the authorized number of directors is increased; or if the shareholders fail to elect the full authorized number of directors.

  The shareholders may elect a director at any time to fill any vacancy not filled by the directors. If the board of directors accepts the resignation of a director tendered to take effect at a future time the board or the shareholders shall have power to elect a successor to take office when the resignation is to become effective.

  No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of the director's term of office.

  Section 3.3 Regular Meetings

  Regular meetings of the Board of Directors shall be held at such place or places on such date or dates and at such time or times as shall have been established by the Board of Directors and publicized among all directors. A notice of each regular meeting shall not be required.

  Section 3.4 Special Meetings

  Special meetings of the Board of Directors may be called by one-third of the directors then in office or by the chief executive officer and shall be held at such place on such date and at such time as they or he shall fix. Notice of the place date and time of each such special meeting shall be given by each director by whom it is not waived by mailing written notice not less than three days before the meeting or by telegraphing the same not less than eighteen hours before the meeting. Unless otherwise indicated in the notice thereof any and all business may be transacted at a special meeting.

  Section 3.5 Quorum

  At any meeting of the Board of Directors a majority of the total number of the whole board shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting a majority of those present may adjourn the meeting to another place date or time without further notice or waiver thereof.

  Section 3.6 Participation in Meetings by Conference Telephone

  Members of the Board of Directors or of any committee thereof may participate in a meeting of such board or committee by means of conference telephone or similar communications equipment that enables all persons participating in the meeting to hear each other. Such participation shall constitute presence in person at such meeting.

  Section 3.7 Conduct of Business

  At any meeting of the Board of Directors business shall be transacted in such order and manner as the board may from time to time determine and all matters shall be determined by the vote of a majority of the directors present except as otherwise provided herein or required by law. Action may be taken by the Board of Directors without a meeting if all members thereof consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the Board of Directors.

  Section 3.8 Powers

  The Board of Directors may except as otherwise required by law exercise all such powers and do all such acts and things as may be exercised or done by the corporation including without limiting the generality of the foregoing the unqualified power:

  (a) To declare dividends from time to time in accordance with law;

  (b) To purchase or otherwise acquire any property rights or privileges on such terms as it shall determine;

  (c) To authorize the creation making and issuance in such form as it may determine of written obligations of every kind negotiable or non-negotiable secured or unsecured and to do all things necessary in connection therewith;

  (d) To remove any officer of the corporation with or without cause and from time to time to devolve the powers and duties of any officer upon any other person for the time being;

  (e) To confer upon any officer of the corporation the power to appoint remove and suspend subordinate officers and agents;

  (f) To adopt from time to time such stock option stock purchase bonus or other compensation plans for directors officers and agents of the corporation and its subsidiaries as it may determine;

  (g) To adopt from time to time such insurance retirement and other benefit plans for directors officers and agents of the corporation and its subsidiaries as it may determine; and

  (h) To adopt from time to time regulations not inconsistent with these By-laws for the management of the corporation's business and affairs.

  Section 3.9 Compensation of Directors

  Directors as such may receive pursuant to resolution of the Board of Directors fixed fees and other compensation for their services as directors including without limitation their services as members of committees of the directors.

  Section 3.10 Interested Directors

      No contract or transaction between the corporation and one or more of its directors or officers or between the corporation and any other corporation partnership association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest shall be void or voidable solely for this reason or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the contract or transaction or solely because his or their votes are counted for such purpose if;

          The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors even though the disinterested directors be less than a quorum; or

          The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon and the contract or transaction is specifically approved in good faith by vote of the shareholders; or

          The contract or transaction is fair as to the corporation as of the time it is authorized approved or ratified by the Board of Directors a committee or the shareholders.

      Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

  Section 3.11 Loans

  The corporation shall not lend money to or use its credit to assist its officers directors or other control persons without authorization in the particular case by the shareholders but may lend money to and use its credit to assist any employee excluding such officers directors or other control persons of the corporation or of a subsidiary if such loan or assistance benefits the corporation.

  ARTICLE IV--COMMITTEES

  Section 4.1 Committees of the Board of Directors

  The Board of Directors by a vote of a majority of the whole board may from time to time designate committees of the board with such lawfully powers and duties as it thereby confers to serve at the pleasure of the board and shall for those committees and any others provided for herein elect a director or directors to serve as the member or members designating if it desires other directors as alternative members who may replace any absent or disqualified member at any meeting of the committee. Any committee so designated may exercise the power and authority of the Board of Directors to declare a dividend or to authorize the issuance of stock if the resolution which designates the committee or a supplemental resolution of the Board of Directors shall so provide. In the absence or disqualification of any member of any committee and any alternate member in his place the member or members of the committee present at the meeting and not disqualified from voting whether or not he or they constitute a quorum may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

  Section 4.2 Conduct of Business

  Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith except as otherwise provided herein or required by law. Adequate provisions shall be made for notice to members of all meetings; a majority of the members shall constitute a quorum unless the committee shall consist of one or two members in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing and the writing or writings are filed with the minutes of the proceedings of such committee.

  ARTICLE V--OFFICERS

  Section 5.1 Generally

  The officers of the corporation shall consist of a president one or more vice-presidents a secretary a treasurer and such other subordinate officers as may from time to time be appointed by the Board of Directors. Officers shall be elected by the Board of Directors which shall consider that subject at its first meeting after every annual meeting of shareholders. Each officer shall hold his office until his successor is elected and qualified or until his earlier resignation or removal. Any number of offices may be held by the same person.

  Section 5.2 President

  The President shall be the chief executive officer of the corporation except as set forth in Section 5.6 of this Article. Subject to the provisions of these By-laws and to the direction of the Board of Directors he shall have the responsibility for the general management and control of the affairs and business of the corporation and shall perform all duties and have all powers which are commonly incident to the office of chief executive or which are delegated to him by the Board of Directors. He shall have power to sign all stock certificates contracts and other instruments of the corporation which are authorized. He shall have general supervision and direction of all of the other officers and agents of the corporation.

  Section 5.3 Vice-president

  Each vice-president shall perform such duties as the Board of Directors shall prescribe. In the absence or disability of the President the vice-president who has served in such capacity for the longest time shall perform the duties and exercise the powers of the President.

  Section 5.4 Treasurer

  The treasurer shall have the custody of the monies and securities of the corporation and shall keep regular books of account. He shall make such disbursements of the funds of the corporation as are proper and shall render from time to time an account of all such transactions and of the financial condition of the corporation.

  Section 5.5 Secretary

  The secretary shall issue all authorized notices for and shall keep minutes of all meetings of the shareholders and the Board of Directors and shall have charge of the corporate books.

  Section 5.6 General Manager

  The Board of Directors may employ and appoint a general manager who may or may not be one of the officers or directors of the corporation. If employed by the Board of Directors he shall be the chief operating officer of the corporation and subject to the directions of the Board of Directors shall have general charge of the business operations of the corporation and general supervision over its employees and agents. He shall have the exclusive management of the business of the corporation and of all of its dealings but at all times subject to the control of the Board of Directors. Subject to the approval of the Board of Directors or a committee he shall employ all employees of the corporation or delegate such employment to subordinate officers or division officers or division chiefs and shall have authority to discharge any person so employed. He shall make a report to the President and directors quarterly or more often if required to do so setting forth the results of the operations under his charge together with suggestions regarding the improvement and betterment of the condition of the corporation and shall perform such other duties as the Board of Directors shall require.

  Section 5.7 Delegation of Authority

  The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents notwithstanding any provision hereof.

  Section 5.8 Removal

  Any officer of the corporation may be removed at any time with or without cause by the Board of Directors.

  Section 5.9 Action with Respect to Securities of Other Corporation

  Unless otherwise directed by the Board of Directors the president shall have power to vote and otherwise act on behalf of the corporation in person or by proxy at any meeting of shareholders of or with respect to any action of shareholders of any other corporation in which this corporation may hold securities and otherwise to exercise any and all rights and powers which this corporation may possess by reason of its ownership of securities in such other corporation.

  ARTICLE VI--INDEMNIFICATION OF DIRECTORS

  OFFICERS AND OTHERS

  Section 6.1 Generally

  The corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened pending or completed action suit or proceeding whether civil criminal administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director officer employee or agent of the corporation or is or was serving at the request of the corporation as a director officer employee or agent of another corporation partnership joint venture trust or other enterprise against expenses (including attorney's fees) judgments fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. The termination of any action suit or proceeding by judgment order settlement conviction or upon a plea of nolo contendere or items equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding had reasonable cause to believe that his conduct was lawful.

  The corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director officer employee or agent of the corporation or is or was serving at the request of the corporation as a director officer employee or agent of another corporation partnership joint venture trust or other enterprise against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all circumstances of the case such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

  Section 6.2 Expenses

  To the extent that a director officer employee or agent of the corporation has been successful on the merits or otherwise in defense of any action suit or proceeding referred to in Section 6.1 of this Article or in defense of any claim issue or matter therein he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith. Expenses incurred in defending a civil or criminal action suit or proceeding may be paid by the corporation in advance of the final disposition of such action suit or proceeding as authorized in the manner provided in Section 6.3 of this Article upon receipt of an undertaking by or on behalf of the director officer employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this Article.

  Section 6.3 Determination by Board of Directors

  Any indemnification under Section 6.1 of this Article (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director officer employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 6.1 of this Article. Such determination shall be made by the Board of Directors by a majority vote of a quorum of the directors or by the shareholders.

  Section 6.4 Non-exclusive Right

  The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law agreement vote of shareholders or interested directors or otherwise both as to action in his official capacity and as to action in another capacity while holding such office and shall continue as to a person who has ceased to be a director officer employee or agent and shall inure to the benefit of the heirs executors and administrators of such a person.

  Section 6.5 Insurance

  The corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director officer employee or agent of the corporation or is or was serving at the request of the corporation as a director officer employee or agent of another corporation partnership joint venture trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article.

  The corporation's indemnity of any person who is or was a director officer employee or agent of the corporation or is or was serving at the request of the corporation as a director officer employee or agent of another corporation partnership joint venture trust or other enterprise shall be reduced by any amounts such person may collect as indemnification (i) under any policy of insurance purchased and maintained on his behalf by the corporation or (ii) from such other corporation partnership joint venture trust or other enterprise.

  Section 6.6 Violation of Law

  Nothing contained in this Article or elsewhere in these By-laws shall operate to indemnify any director or officer if such indemnification is for any reason contrary to law either as a matter of public policy or under the provisions of the Federal Securities Act of 1933 the Securities Exchange Act of 1934 or any other applicable state or federal law.

  Section 6.7 Coverage

  For the purposes of this Article references to "the corporation" include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director officer employee or agent of such a constituent corporation or is or was serving at the request of such a constituent corporation as a director officer employee or agent of another corporation partnership joint venture trust or other enterprise shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity.

  ARTICLE VII--STOCK

  Section 7.1 Certificates of Stock

  Each shareholder shall be entitled to a certificate signed by or in the name of the corporation by the President or a vice-president and by the secretary or an assistant secretary or the treasurer or an assistant treasurer certifying the number of shares owned by him. Any of or all the signatures on the certificate may be facsimile.

  Section 7.2 Transfers of Stock

  Transfers of stock shall be made only upon the transfer books of the corporation kept at an office of the corporation or by transfer agents designated to transfer shares of the stock of the corporation. Except where a certificate is issued in accordance with Section 7.4 of this Article an outstanding certificate for the number of shares involved shall be surrendered for cancellation before a new certificate is issued therefor.

  Section 7.3 Record Date

  The Board of Directors may fix a record date which shall not be more than fifty nor less than ten days before the date of any meeting of shareholders nor more than fifty days prior to the time for the other action hereinafter described as of which there shall be determined the shareholders who are entitled: to notice of or to vote at any meeting of shareholders or any adjournment thereof; to express consent to corporate action in writing without a meeting; to receive payment of any dividend or other distribution or allotment of any rights; or to exercise any rights with respect of any change conversion or exchange of stock or with respect to any other lawful action.

  Section 7.4 Lost Stolen or Destroyed Certificates

  In the event of the loss theft or destruction of any certificate of stock another may be issued in its place pursuant to such regulations as the Board of Directors may establish concerning proof of such loss theft or destruction and concerning the giving of a satisfactory bond or bonds of indemnity.

  Section 7.5 Regulations

  The issue transfer conversion and registration of certificates of stock shall be governed by such other regulations as the Board of Directors may establish.

  ARTICLE VIII--NOTICES

  Section 8.1 Notices

  Whenever notice is required to be given to any shareholder director officer or agent such requirement shall not be construed to mean personal notice. Such notice may in every instance be effectively given by depositing a writing in a post office or letter box in a postpaid sealed wrapper or by dispatching a prepaid telegram addressed to such shareholder director officer or agent at his or her address as the same appears on the books of the corporation. The time when such notice is dispatched shall be the time of the giving of the notice.

  Section 8.2 Waivers

  A written waiver of any notice signed by a shareholder director officer or agent whether before or after the time of the event for which notice is given shall be deemed equivalent to the notice required to be given to such shareholder director officer or agent. Neither the business nor the purpose of any meeting need be specified in such a waiver.

  ARTICLE IX--MISCELLANEOUS

  Section 9.1 Facsimile Signatures

  In addition to the provisions for the use of facsimile signatures elsewhere specifically authorized in these By-laws facsimile signatures of any officer or officers of the corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

  Section 9.2 Corporate Seal

  The Board of Directors may provide a suitable seal containing the name of the corporation which seal shall be in the charge of the secretary. If and when so directed by the Board of Directors or a committee thereof duplicates of the seal may be kept and used by the treasurer or by the assistant secretary or assistant treasurer.

  Section 9.3 Reliance upon Books Reports and Records

  Each director each member of any committee designated by the Board of Directors and each officer of the corporation shall in the performance of his duties be fully protected in relying in good faith upon the books of account or other records of the corporation including reports made to the corporation by any of its officers by an independent certified public accountant or by an appraiser selected with reasonable care.

  Section 9.4 Fiscal Year

  The fiscal year of the corporation shall be as fixed by resolution of the Board of Directors.

  Section 9.5 Time Periods

  In applying any of these By-laws which require that an act be done or not done a specified number of days prior to any event or that an act be done during a period of a specified number of days prior to an event calendar days shall be used the day of the doing of the act shall be excluded and the day of the event shall be included.

  ARTICLE X--AMENDMENTS

  Section 10.1 Amendments

  These By-laws or any portion hereof may be amended or repealed by the Board of Directors at any meeting or by the shareholders at any meeting.

  CERTIFICATE OF SECRETARY

  KNOW ALL MEN BY THESE PRESENTS:

  That the undersigned does hereby certify that the undersigned is the secretary of Image Globe Solutions Inc. a corporation duly organized and existing under and by virtue of the laws of the State of Nevada; that the above and foregoing By-laws of said corporation were duly adopted as such by the Board of Directors of said corporation; and that the above and foregoing By-laws are now in full force and effect.

  Effective January 5 2004.

  Paul Barry Secretary

  Approved and Accepted:

  __________________________

  Paul Barry President

  Exhibit 23.2

  NATHAN W. DRAGE P.C.

  A Professional Corporation

  ATTORNEY AT LAW

  Licensed in Utah and California

  4766 Holladay Blvd.

  Holladay Utah 84117

  Telephone (801)273-9300 Fax (801)273-9314

  September 7 2005

  Image Globe Solutions Inc.

  Paul Barry President

  Suite 220 2452 Lakeshore Rd. W.

  Oakville Toronto Canada L6L 1H7

  RE: Image Globe Solutions Inc.

  SB-2 Registration Statement (File No. 333- )

  Ladies and Gentlemen:

  We have examined the Registration Statement on Form SB-2 to be filed by you with the Securities and Exchange Commission on or about the date hereof in connection with the registration under the Securities Act of 1933 as amended of a total of up to 4301854 shares of common stock (the "Shares"). All of the Shares are issued and outstanding. The Shares are being registered so that the Selling Security Holders named in the Registration Statement may for their respective benefits offer and sell the Shares. The Shares are to be sold from time to time in the over-the-counter market at prevailing prices or as otherwise described in the Registration Statement.

  As your legal counsel we have examined the proceedings taken by you in connection with the sale of the Shares. It is our opinion that the Shares are legally and validly issued fully paid and non-assessable.

  We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement including the Prospectus constituting a part thereof and any amendment thereto.

  /s/ Nathan W. Drage Nathan W. Drage P.C.